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                                                                       EXHIBIT C

                             ACQUISITION AGREEMENT

    ACQUISITION AGREEMENT (as the same may be modified, amended, supplemented and/or restated from time to time, this "Agreement"), dated as of June 15, 1996, by and among (1) Varlen Corporation, a Delaware corporation ("Varlen"), (2) BAS, Inc., a Virginia corporation and a wholly owned subsidiary of Varlen (the
"Purchaser"), and (3) Brenco, Incorporated, a Virginia corporation (the "Company").

                                    RECITALS

    The respective Boards of Directors of Varlen, the Purchaser and the Company have each determined that it is advisable for Varlen, through the Purchaser, to acquire all of the Company's outstanding Common Stock, par value $1.00 per share (the "Shares"), at a price of $16.125 per Share in cash pursuant to the offer described below in Article 1 and the merger described below in Article 2, as a result of which the Company will become a wholly owned subsidiary of Varlen. The Board of Directors of the Company has duly approved such offer and resolved to recommend its acceptance by the holders of Shares. The respective Boards of Directors of Varlen, the Purchaser and the Company have each duly approved the merger of the Purchaser and the Company following the consummation of such offer.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Varlen, the Purchaser and the Company hereby agree as follows:

                             ARTICLE 1:  THE OFFER

    Section 1.1 THE OFFER. (a) Provided that none of the conditions set forth in ANNEX I to this Agreement shall have occurred, the Purchaser (or one or more other direct or indirect wholly owned subsidiaries of Varlen) shall promptly, and in no event later than one business day after the date of this Agreement, publicly announce, and within five business days thereafter commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), an offer to purchase any and all outstanding Shares at a price of $16.125 per Share, net to the seller in cash and without any interest thereon (the "Offer", which term shall include any amendments to such offer not prohibited by this Agreement). The obligation of the Purchaser to consummate the Offer, to accept for payment and to pay for any Shares tendered shall be subject to those conditions set forth in ANNEX I to this Agreement. Without the consent of the Company, the Purchaser shall not reduce the price to be paid per Share pursuant to the Offer, change the form of consideration to be paid in the Offer or the Merger (as hereinafter defined), increase the minimum number of Shares to be purchased in the Offer or amend any other term of the Offer (including the conditions set forth on ANNEX I to this Agreement) in a manner materially adverse to the holders of the Shares. The conditions of the Offer are for the sole benefit of Varlen and the Purchaser and may be asserted by Varlen and the Purchaser regardless of the circumstances giving rise to any such conditions or, subject to the preceding sentence, may be waived by Varlen and the Purchaser in whole or in part.

    (b) On the date that the Purchaser commences the Offer (within the meaning of Rule 14D-2 under the Exchange Act), Varlen and the Purchaser shall file with the Securities and Exchange Commission (the "Commission") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (the "Schedule 14D-1") that will comply in all material respects with the provisions of applicable federal securities law and will contain an Offer to Purchase (which, along with the related letters of transmittal and summary advertisements, together with any supplements or amendments thereto, are referred to herein as the "Offer
Documents"). The  Schedule  14D-1 and  the  Offer  Documents, on  the  date  the
Schedule 14D-1 is filed with the Commission and on the date the Offer Documents are first published, sent or given to securityholders, as the case may be, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or

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necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and Varlen and the Purchaser agree promptly to correct (and the Company, with respect to written information supplied by it specifically for use in the Schedule 14D-1 and the Offer Documents, agrees to promptly request that Varlen and the Purchaser correct) the
Schedule 14D-1 and/or the Offer Documents if and to the extent that any of them shall have become false or misleading in any material respect. Varlen and the Purchaser shall take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the Commission and such Offer Documents as so corrected to be disseminated to securityholders, in each case as and to the extent required by applicable federal securities laws. None of the information relating to Varlen and its affiliates supplied in writing by Varlen specifically for inclusion in the Schedule 14D-9 (as defined hereinbelow) will, at the time the Schedule 14D-9 is filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    Section 1.2 COMPANY ACTIONS. (a) The Company represents that the Board of Directors of the Company (the "Board of Directors") has duly approved the Offer and the Merger and resolved to recommend acceptance of the Offer by holders of Shares and approval of the Merger (if such approval is required by the Virginia Stock Corporation Act, as amended (the "Virginia Act")) by holders of Shares. The Company represents and warrants that its Board of Directors has: (1) exempted Varlen, the Purchaser, their respective direct and indirect subsidiaries and the Offer, the Merger and the other transactions contemplated by this Agreement from the restrictions and other provisions of Article 14, SectionSection 13.1-725-13.1-728 (AFFILIATED TRANSACTIONS) of the Virginia Act in the manner provided by Section 13.1-727.B.1.(iv) thereof, by the adoption of resolutions substantially in the form set forth in ANNEX II hereto; (2) exempted Varlen, the Purchaser, their respective direct and indirect subsidiaries and the Offer, the Merger and the other transactions contemplated by this Agreement from the super majority shareholder vote provisions of Article I of the Articles of Incorporation, as amended, of the Company (the "Charter"), by the adoption of resolutions substantially in the form set forth in ANNEX II hereto; (3) in connection with the provisions of Article 15 (DISSENTER'S RIGHTS), Section 13.1-730 of the Virginia Act, approved the Merger by a majority of "disinterested directors" (as defined in Section 13.1-725 of the Virginia Act), by the adoption of resolutions substantially in the form set forth in ANNEX II hereto; and (4) approved this Agreement, with the effect of (among other things) exempting Varlen, the Purchaser, the Offer and the Merger from the restrictions and provisions of Article 14.1, SectionSection 13.1-728.1-13.1-728.9 (CONTROL SHARE ACQUISITIONS) of the Virginia Act. The Company and its Board of Directors (including the "disinterested director" members thereof) shall take such other and further actions necessary or appropriate, at the request of Varlen or the Purchaser to: (A) exempt Varlen, the Purchaser, their direct or indirect subsidiaries, the Offer, the Merger and the other transactions contemplated by this Agreement from the provisions of any takeover, affiliated transaction, business combination, control share acquisition or other provision of: (i) law or regulation adopted by the Commonwealth of Virginia or any department or agency thereof, or (ii) the Charter or Bylaws of the Company, and (B) maintain the shareholder vote required to approve the Merger at the two-thirds level.

    (b) The Company agrees to file with the Commission, and mail to the Company's shareholders, a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") containing the recommendation of the Board of Directors that the holders of Shares accept the Offer. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws. The Schedule 14D-9, on the date filed with the Commission and on the date first published, sent or given to the Company's securityholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company agrees promptly to correct (and Varlen and the Purchaser, with respect to written information supplied by either of them specifically for use in the Schedule 14D-9, agree to promptly request that the Company correct) the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the Commission and mailed to the Company's securityholders to

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the  extent  required  by  applicable  federal  securities  laws.  None  of  the information relating to the Company and its affiliates supplied in writing by the Company specifically for inclusion in the Schedule 14D-1 will, at the time the Schedule 14D-1 is filed with the Commission, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (c) The Company will promptly furnish Varlen or the Purchaser with mailing labels containing the names and addresses of the record holders of Shares and lists of securities positions of Shares held in stock depositories, each as of a recent date, and shall furnish the Purchaser with such additional information, including updated lists of securityholders, mailing labels and lists of securities positions, and other assistance as the Purchaser may reasonably request for the purpose of communicating the Offer to the holders of Shares. Varlen and the Purchaser agree to hold the foregoing information confidential, to use it only in connection with the Offer and the Merger, and in the event this Agreement is terminated in accordance with its terms to cause such lists to be returned to the Company.

    Section 1.3 DIRECTORS. Promptly upon the acceptance for payment of, and payment by the Purchaser in accordance with the Offer for, Shares constituting 50% or more of all Shares then outstanding pursuant to the Offer, and from time to time thereafter, the Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give the Purchaser representation on the Board of Directors equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of Shares so accepted for payment and paid for or owned by the Purchaser or Varlen bears to the number of Shares outstanding, and the Company shall, at such time, use its best efforts to cause the Purchaser's designees to be so elected; PROVIDED, HOWEVER, that the Purchaser shall have the right (in its discretion) to designate a number of directors less than such product; AND PROVIDED FURTHER, HOWEVER, that at all times prior to the Merger there shall be at least two members of the Board of Directors of the Company selected by the current members of such Board. Subject to applicable law, the Company shall take all action necessary to effect any such election (including mailing to its shareholders the information required Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, in form and substance reasonably satisfactory to Varlen) and use its reasonable best efforts to cause the resignation of such directors, and/or an increase in the number of its directors, as may be directed by Varlen and required to implement the provisions of this Section 1.3.

                             ARTICLE 2:  THE MERGER

    Section 2.1 THE MERGER. At the Effective Time (as defined in Section 2.3 hereof), in accordance with this Agreement and the Virginia Act, the Purchaser shall be merged with and into the Company, the separate existence of the Purchaser (except as may be continued by operation of law) shall cease, and the Company shall continue as the surviving corporation of the Merger. The Company, after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation." At the election of Varlen, any other direct or indirect wholly owned subsidiary of Varlen may be substituted for the Purchaser as a constituent corporation in the merger for purposes of this Section 2.1.

    Section 2.2 EFFECT OF THE MERGER. At the Effective Time, the Surviving Corporation shall continue its corporate existence under the laws of the Commonwealth of Virginia and shall succeed to all rights, privileges, immunities, franchises, property, debts due, liabilities and obligations of the Purchaser and the Company in accordance with the provisions of the Virginia Act.

    Section 2.3 CONSUMMATION OF THE MERGER. As soon as is practicable after the satisfaction or waiver of the conditions set forth in Article 6 hereof, the parties hereto will cause the Merger to be consummated by delivering to the State Corporation Commission of the Commonwealth of Virginia (the "Virginia Commission") articles of merger (the "Articles of Merger") in such form as required by,

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and executed and acknowledged in accordance with, the relevant provisions of the
Virginia Act. The Merger shall become effective as of the time that the Virginia Commission finds that the Articles of Merger comply with the requirements of law and that all required fees have been paid and it shall issue a certificate of merger with respect to the Merger for record in accordance with the relevant provisions of the Virginia Act (or at such later time specified as the effective time in the Articles of Merger). The term "Effective Time" shall mean the date and time at which the Merger becomes effective.

    Section 2.4 ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS. The articles of incorporation of the Surviving Corporation shall be the articles of incorporation of the Company as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under the Virginia Act. The Bylaws of the Surviving Corporation shall be the Bylaws of the Purchaser as in effect immediately prior to the Effective Time until thereafter amended as provided therein and under the Virginia Act. The directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

    Section 2.5 CONVERSION OF SECURITIES. (a) At the Effective Time, by virtue of the Merger and without any action on the part of the Purchaser, the Company, the Surviving Corporation or the holder of any of the following securities:

        (1) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 2.5(b) hereof and Shares held by any holder who properly exercises and does not waive or withdraw dissenter's rights with respect to his Shares under the Virginia Act ("Dissenting Shares")) shall be cancelled and extinguished and be converted into and become a right to receive $16.125 in cash per Share (or any such higher price per Share as may be paid in the Offer) without any interest thereon (the "Merger Consideration");

        (2) Each Share which is issued and outstanding immediately prior to the Effective Time and owned by Varlen, the Purchaser or the Company or any direct or indirect subsidiary of Varlen, the Purchaser or the Company, shall be cancelled and retired, and no payment shall be made with respect thereto; and

        (3) Each share of Common Stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

    (b) The holders of Dissenting Shares, if any, shall be entitled to payment for such Shares only to the extent permitted by and in accordance with the applicable provisions of the Virginia Act; PROVIDED, HOWEVER, that if, in accordance with such provisions of the Virginia Act, any holder of Dissenting Shares shall waive or withdraw such right to payment of the fair value of such Shares, each such Share shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration provided in Section 2.5(a)(1) of this Agreement. The holders of Dissenting Shares shall have and possess only such rights and privileges as a shareholder of the Company as are provided for under
Article 15 (DISSENTER'S RIGHTS) of the Virginia Act.

    Section 2.6 COMPANY STOCK INCENTIVE PLANS. (a) Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof) shall adopt, subject to the terms of the Stock Option Plans (as hereinafter defined), such resolutions as are necessary or appropriate, if any, to adjust the terms of all outstanding employee stock options to purchase Shares (collectively, the "Options") granted under any stock option plan of the Company (collectively, the "Stock Option Plans", which term shall include (without limitation) the Company's 1988 Stock Option Plan, as amended) to provide for the cancellation, effective as of the Effective Time, of such Options (and any stock appreciation rights or limited stock appreciation rights) as set forth in this Section 2.6(a). Not later than immediately prior to the Effective Time, each Option, whether or not then exercisable or

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vested,  shall become  fully exercisable and  vested. The Company  shall use its reasonable best efforts to insure that each Option outstanding immediately prior to the Effective Time shall be cancelled in exchange for a payment, not later than immediately prior to the Effective Time, from the Company (subject to any applicable withholding taxes) in cash equal to the product of (x) the total number of Shares subject to such Option and (y) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Option. Any stock appreciation rights or limited stock appreciation rights shall be cancelled as of immediately prior to the Effective Time without any payment therefor.

    (b) Prior to the Effective Time, the Board of Directors (or, if appropriate, any committee thereof) shall adopt, subject to the terms of the Restricted Stock Plans (as hereinafter defined), such resolutions as are necessary or appropriate, if any, to adjust the terms of all restricted Shares (collectively, the "Restricted Shares") granted under any restricted stock plan of the Company (collectively, the "Restricted Stock Plans", which term shall include (without limitation) the Company's 1987 Restricted Stock Plan, as amended) to provide for the cancellation, effective as of the Effective Time, of such Restricted Shares as set forth in this Section 2.6(b). Not later than immediately prior to the Effective Time, each Restricted Share, whether or not then unrestricted or vested, shall become fully unrestricted, exercisable and vested. The Company shall use its reasonable best efforts to insure that each Restricted Share outstanding immediately prior to the Effective Time shall be cancelled in exchange for the Merger Consideration.

    (c) Effective as of the date of this Agreement, the Board of Directors (or, if appropriate, any committee thereof) shall have taken the appropriate action with respect to the Company's Employee Stock Savings Plan (the "Savings Plan") to provide that: (i) until the earlier to occur of the Effective Time or any termination of this Agreement, participants in the Savings Plan will not be eligible to receive matching Shares on any Shares purchased by such participants after the date of this Agreement, and (ii) any right of participants in the Savings Plan to receive matching Shares from the Company as of the date of this Agreement accrued as a result of Shares purchased prior to the date of this Agreement shall be cancelled in exchange for a payment, not later than immediately prior to the Effective Time, from the Company (subject to any applicable withholding taxes) in cash equal to the product of (x) the total number of such accrued matching Shares and (y) the Merger Consideration.

    (d) Except as provided herein, the Stock Option Plans, Restricted Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary (collectively with the Stock Option Plans and Restricted Stock Plans, referred to as the "Stock Incentive Plans") shall terminate as of the Effective Time. The Company shall use its reasonable best efforts to ensure that following the Effective Time no holder of an Option or Restricted Shares nor any other participant in any Stock Incentive Plan shall have any right thereunder to acquire equity securities of the Company or the Surviving Corporation or any subsidiary thereof and, if requested by Varlen, to obtain the written acknowledgement of such holders and participants with respect thereto.

    Section 2.7 EXCHANGE OF CERTIFICATES. (a) From and after the Effective Time, Harris Trust Company of New York shall act as paying agent (the "Paying Agent") in effecting the exchange, for the Merger Consideration multiplied by the number of Shares formerly represented thereby, of certificates (the "Certificates") that, prior to the Effective Time, represented Shares entitled to payment pursuant to Section 2.5(a) hereof. At or before the Effective Time, Varlen or the Purchaser shall deposit with the Paying Agent in trust for the benefit of the holders of Certificates immediately available funds in an aggregate amount (the "Payment Fund") equal to the product of the Merger Consideration multiplied by the number of Shares entitled to payment pursuant to
Section 2.5(a) hereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, without any interest thereon, in exchange therefor, and such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive the Merger Consideration multiplied by the number of Shares represented by such Certificate, without any interest thereon. If any cash is to be paid to a name other than the name in

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which the Certificate  representing Shares surrendered  in exchange therefor  is registered, it shall be a condition to such payment that the person requesting such payment shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of such cash to a name other than that of the registered holder of the Certificate surrendered, or such person shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (b) The Payment Fund shall be invested by the Paying Agent, as directed by Varlen or the Purchaser, in: (i) obligations of, or fully guaranteed by, the United States of America or any agency or instrumentality thereof maturing not more than 12 months after the date of acquisition, (ii) obligations of any United States state or any political subdivision of such state, or any agency or instrumentality of such a state or political subdivision, maturing not more than 12 months after acquisition that are rated A or better by Standard & Poor's Corporation ("S&P") or A or better by Moody's Investors Services, Inc. ("Moody's"), (iii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody's, and/or (iv) certificates of deposit and bankers' acceptances issued by, and time deposits with, commercial banks (whether foreign or domestic) having capital and surplus in excess of $100,000,000; and any net earnings with respect thereto shall be paid to Varlen as and when requested by Varlen, and Varlen shall replace any principal lost through any investment made pursuant to this Section 2.7(b).

    (c) The Paying Agent shall, pursuant to irrevocable instructions to be given by Varlen or the Purchaser, make the payments referred to in Section 2.5(a) out of the Payment Fund. Promptly following the date which is nine months after the Effective Time, the Paying Agent shall deliver to Varlen all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation or Varlen and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon, but shall have no greater rights against the Surviving Corporation or Varlen than may be accorded to general creditors of the Surviving Corporation or Varlen under applicable law.

    (d) Promptly after the Effective Time, the Paying Agent shall mail each record holder of Certificates that immediately prior to the Effective Time represented Shares a form of letter of transmittal and instructions for use in surrendering such Certificates and receiving the Merger Consideration therefor.

    (e) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Certificates which theretofore represented Shares. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be cancelled and exchanged for the Merger Consideration, as provided in this Article 2, subject to applicable law in the case of Dissenting Shares.

     ARTICLE 3:  REPRESENTATIONS AND WARRANTIES OF VARLEN AND THE PURCHASER

    Varlen and the Purchaser each hereby represents and warrants to, and agrees with, the Company as follows:

    Section 3.1 ORGANIZATION AND QUALIFICATION. Each of Varlen and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to carry on its respective business as now conducted. Each of Varlen and the Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, in the aggregate, materially impair the ability of Varlen and the Purchaser to

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perform their  obligations  hereunder. The  Purchaser  has not  engaged  in  any material business or activity of any kind, or entered into any material agreement or arrangement with any person or entity or incurred, directly or indirectly, any material liabilities or obligations, except in connection with its incorporation or with the negotiation of this Agreement and the agreements relating to the financing of the Offer, the Merger and the other transactions contemplated thereby (the "Financing") and the consummation of the transactions contemplated hereby and thereby.

    Section 3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Varlen and the Purchaser has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Varlen and the Purchaser and the consummation by Varlen and the Purchaser of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Varlen and the Purchaser and no other corporate proceedings on the part of Varlen or the Purchaser are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Varlen and the Purchaser and constitutes a valid and binding obligation of each of them, enforceable against each of them in accordance with its terms except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.

    Section 3.3 COMPLIANCE. (a) Neither the execution and delivery of this Agreement by Varlen and the Purchaser nor the consummation by them of the transactions contemplated hereby, nor compliance by Varlen and the Purchaser with any of the provisions hereof, does or will: (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or right of amendment of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Varlen or the Purchaser or any other direct or indirect subsidiary of Varlen under, any of the terms, conditions or provisions of (x) the charter documents or bylaws of Varlen or the Purchaser or any other direct or indirect subsidiary of Varlen or, (y) except for the Revolving Credit Agreement, dated as of December 6, 1993, as amended, among Varlen, the subsidiaries thereof party thereto, the lenders named therein, and The First National Bank of Chicago (the "Agent Bank"), as agent, which will be refinanced simultaneously with the consummation of the Offer, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Varlen or the Purchaser or any other direct or indirect subsidiary of Varlen is a party, or to which any of them, or any of their respective properties or assets, may be subject, or (ii) subject to compliance with the statutes and regulations referred to in Section 3.3(b), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Varlen or the Purchaser or any other direct or indirect subsidiary of Varlen or any of their respective properties or assets; except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which, in the aggregate, would not materially impair the ability of Varlen and the Purchaser to perform their obligations hereunder.

    (b) Other than in connection with or in compliance with the provisions of the Virginia Act, the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the "take-over" or "blue sky" laws of any state, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and the laws and regulations of any states or foreign jurisdictions under which a filing or consent may be required for Varlen's acquisition of control of the Company or any of its subsidiaries, and except for any notices, filings, authorizations, consents or approvals which are required because of the regulatory status of the Company and its subsidiaries or facts specifically pertaining to them, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by Varlen or the Purchaser of the transactions contemplated by this Agreement, except where the failure to give such notices, make such filings, or obtain authorizations, consents or approvals would, in the aggregate, not materially impair the ability of Varlen and the Purchaser to perform their obligations hereunder.

    Section 3.4 FINANCING. Varlen has received (and has furnished to the Company copies of) written commitments from one or more banks and other financial institutions (as the case may be, the "Banks") to provide the Financing. The Schedule 14D-1 will contain true and accurate descriptions of the commitments of the Banks. The Financing will not violate Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

    Section 3.5 BROKERS AND FINDERS. Neither Varlen nor the Purchaser nor any of their respective officers, directors, employees or agents has employed any broker, finder, investment banker or other person, and none of the foregoing have incurred any liability for any brokerage fees, commissions or finders' fees, in connection with the transactions contemplated hereby, except that Varlen and the Purchaser have engaged Lehman Brothers Inc. in connection with the transactions contemplated hereby and the Agent Bank (and/or affiliates thereof) in connection with the Financing. The Schedule 14D-1 contains a true and accurate description of the fee arrangements between Varlen and Lehman Brothers and the Agent Bank (and any affiliates thereof).

           ARTICLE 4:  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to, and agrees with, Varlen and the Purchaser as follows:

    Section 4.1 ORGANIZATION AND QUALIFICATION. The Company and each of its Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite power and authority (corporate and otherwise) to carry on its business as it is now being conducted. The subsidiaries listed in Exhibit 21 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Latest 10-K") and those Previously Disclosed (as hereinafter defined) are the only subsidiaries of the Company (such subsidiaries listed and Previously Disclosed, "Subsidiaries"). The Company and each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which do not have a Material Adverse Effect (as hereinafter defined). Copies of the Charter and Bylaws of the Company have heretofore been delivered to Varlen and the Purchaser and such copies are accurate and complete as of the date hereof. For purposes of this Agreement, an occurrence, event, fact or circumstance (or any group, series or set of occurrences, events, facts or circumstances) ("Occurrences") has a "Material Adverse Effect" if such Occurrences, individually or in the aggregate, resulted in, results in or may reasonably be expected to result in a material adverse effect on or change in: (i) the business, assets, properties, condition (financial or otherwise), results of operations or prospects of (x) the Company or (y) the Company and the Subsidiaries taken as a whole, (ii) the ability of Varlen or the Purchaser to consummate the Offer or the Merger or the other transactions contemplated hereby, or (iii) the ability of the Company to perform its obligations hereunder. For purposes of this Agreement, a fact shall have been "Previously Disclosed" if it is contained in the Latest 10-K, the Proxy Statement furnished by the Company to its shareholders in connection with the Company's 1996 Annual Meeting of Shareholders (the "Latest Proxy Statement"), the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, as amended prior to the date hereof (the "Latest 10-Q"), or was otherwise disclosed in writing by the Company to Varlen prior to the execution of this Agreement.

    Section 4.2 CAPITALIZATION. The authorized capital stock of the Company consists of: (i) 15,000,000 Shares, of which, as of June 14, 1996, 10,207,440
Shares (including Restricted Shares) were issued and outstanding, and (ii) 1,000,000 shares of Preferred Stock, par value $1.00 per share, none of which are issued or outstanding. All of the issued and outstanding Shares have been validly issued and are fully paid and nonassessable and free of preemptive rights. As of June 14, 1996, the Company had outstanding: (1) Options to purchase 442,000 Shares heretofore granted under the Company's Stock Option Plans and like number of Shares reserved for issuance upon the exercise thereof, and (2) 62,576 Restricted Shares heretofore granted under the Company's Restricted Stock Plans. Since January 31, 1996, the Company has not issued any Options, Restricted Shares or shares of its capital stock except upon exercise of Options granted prior to January 31, 1996 and except as Previously Disclosed with respect to Shares issued under the Savings Plan. Except as set forth above: (A) there are no shares of capital stock of the Company authorized, issued or outstanding and
(ii) there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of the capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of the capital stock of the Company. Following the Merger, the Company will have no obligation to issue, transfer or sell any shares of its capital stock pursuant to any Stock Incentive Plan, other employee benefit plan, or otherwise. All of the outstanding shares of capital stock of each of the Subsidiaries have been validly issued and are fully paid and nonassessable and are owned by either the Company or another Subsidiary free and clear of all pledges, liens, security interests, charges, claims, equities, options, proxies, voting restrictions, rights of first refusal and other limitations on disposition or voting and encumbrances of any kind. There are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock of any of the Subsidiaries or securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock, or otherwise obligating any Subsidiary to issue, transfer or sell any such capital stock or other securities. There are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

    Section 4.3 CAPITALIZATION OF SUBSIDIARIES. The name, jurisdiction of incorporation or organization and percentage of outstanding capital stock owned, directly or indirectly, by the Company, with respect to each direct and indirect Subsidiary of the Company have been Previously Disclosed. Except as Previously Disclosed, the Company and its Subsidiaries own no direct or indirect equity interest in any corporation (other than direct or indirect subsidiaries of the Company), partnership, joint venture or other entity, domestic or foreign, which in the aggregate are material to the Company and its Subsidiaries taken as a whole.

    Section 4.4 AUTHORITY RELATIVE TO AGREEMENT. The Company has the requisite power and authority (corporate and otherwise) to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and, except for the requisite approval by the holders of Shares entitled to vote (if required under the Virginia Act), or as provided herein, no other proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and by general equitable principles.

    Section 4.5 NO CONFLICTS. (a) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, does or will: (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or right of amendment of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of: (x) the Charter or Bylaws of the Company or any of its Subsidiaries, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or to which any of them or any of their respective properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in Section 4.5(b), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company and its Subsidiaries or any of their respective properties or assets, except in the case of clause (i)(y) above, for the Company's 7.50% Senior Notes due 2002 and the Company's 7.06% note due 2003, and except, in the case of each of clauses (i)(y) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances which, in the aggregate, do not have a Material Adverse Effect.

    (b) Other than in connection with or in compliance with the provisions of the Virginia Act, the Securities Act, the Exchange Act, the "takeover" or "blue sky" laws of any state, the HSR Act and regulations of any states or foreign jurisdictions under which a filing or consent may be required for Varlen's acquisition of control of the Company or any of its Subsidiaries, no notice to, filing with, or authorization, consent or approval of, any domestic or foreign public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to give such notices, make such filings or obtain authorizations, consents or approvals do not have a Material Adverse Effect.

    Section 4.6 COMPANY REPORTS AND FINANCIAL STATEMENTS. Since December 31, 1995, the Company has filed with the Commission all forms, reports, statements and documents required to be filed by it pursuant to the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Company Filings", which term shall include (without limitation) the Latest 10-K, Latest 10-Q and Latest Proxy Statement), all of which complied as of the date filed in all material respects with all applicable requirements of the Securities Act and the Exchange Act (as appropriate). None of the Company Filings as of the dates they were respectively filed with the Commission contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in the Company Filings (including, in each case, any related notes) fairly presented the consolidated financial position of the Company and its consolidated subsidiaries as of its respective dates and each of the consolidated statements of income, shareholders' equity and cash flows included in the Company Filings (including, in each case, any related notes) fairly presented the consolidated results of operations and cash flows of the Company and its Subsidiaries for the respective periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, subject (in the case of the unaudited interim financial statements) to normal year-end audit adjustments.

    Section 4.7 LITIGATION. Except as Previously Disclosed, as of the date hereof there are no claims, actions, proceedings or, to the best knowledge of the Company, investigations pending against the Company or any of its
Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any court, administrative, governmental or regulatory authority or body (collectively "Litigations"): (i) that are required to be disclosed in any Company Filing and are not so disclosed, or (ii) that, if adversely decided, would have a Material Adverse Effect.

    Section 4.8 EMPLOYEE BENEFIT PLANS. (a) The Company Filings contain a true and complete summary or list of or otherwise describe all material employment contracts and other employee benefit arrangements to which the Company or any of its Subsidiaries is a party with "change of control" or similar provisions and all severance agreements with executive officers (collectively, the "Change of Control Benefit and Severance Arrangements"). The Company has Previously Disclosed all other employee benefit plans, agreements and arrangements which are maintained or contributed to by the Company or any of its Subsidiaries for its employees, officers or directors, including (without limitation) all bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock purchase, insurance, pension, retirement and other employee benefit plans (collectively, the "Benefit Plans"). True and complete copies of all such Change of Control Benefit and Severance Arrangements and Benefit Plans, including (but not limited to) any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto, have been delivered to Varlen. The Company's estimate of the total amount of all payments which may be payable under the Change of Control Benefit and Severance Arrangements, other than upon cancellation of the Options and Restricted Shares pursuant to Section 2.6, is $3,435,000.

    (b) The Company has delivered to Varlen copies of each of its Benefit Plans which are employee pension benefit plans (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including all amendments thereto to date ("Employee Pension Benefit Plans"). Except as required by law or as Previously Disclosed, there have been no amendments or other changes in such Employee Pension Benefit Plans which would for any period after December 31, 1995 increase coverage or benefits thereunder in any material respect. Except as Previously Disclosed, each such Employee Pension Benefit Plan: (i) is in material compliance with all of the provisions of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), (ii) has no accumulated funding deficiency (within the meaning of Section 302(a) of ERISA), whether or not waived, and (iii) has not been involved in any non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code. Except as Previously Disclosed, neither the Company nor any of its Subsidiaries has incurred or has any reasonable basis to believe it will incur any material liability to the Pension Benefit Guaranty Corporation with respect to any funded Employee Pension Benefit Plan. Certified copies of the most recent actuarial statements with respect to each Employee Pension Benefit Plan subject to Title IV of ERISA have been previously provided to Varlen. Since December 31, 1991, neither the Company nor any of its Subsidiaries has had any obligation to contribute to any multiemployer plan (as defined in Section 4001(a)(3) of ERISA). Neither the Company nor any of its Subsidiaries provides benefits under any employee welfare benefit plan (as such term is defined in Section 3(1) of ERISA) to any person following the termination of employment, except for: (A) "COBRA" continuation coverage obligations under Section 601 et seq. of ERISA and Section 4980B of the Code, (B) the Company's and Subsidiaries' severance plan for salaried employees, (C) retiree life insurance coverage, and
(D) retiree medical and dental coverages to age 65. The Company's and Subsidiaries' aggregate annual expense for the fiscal year ended December 31, 1995 for all employee welfare benefit plans (x) providing for health and medical benefits for the employees of the Company and its Subsidiaries, and (y) described in the foregoing sentence, did not exceed (in the aggregate) $2,547,000.

    Section 4.9 TAXES. Except as Previously Disclosed, the Company and each of its Subsidiaries (collectively, the "Group") has filed or been included in all federal income tax returns and other material returns (collectively, "Tax Returns") relating to Taxes (as hereinafter defined) required to be filed (taking into account any extensions of time for filing or sending such Tax Returns). Except as Previously Disclosed, the Group has paid or made provision for (by a tax accrual or tax reserve on the most recent consolidated balance sheet of the Group contained in the Company Filings), all Taxes (except for such Taxes which if not so paid or provided for do not have a Material Adverse Effect in respect of all taxable periods or portions thereof ending on or before the date of such balance sheets. Except as Previously Disclosed, any material Taxes incurred or accrued since December 31, 1992 have arisen in the ordinary course of business. Except as Previously Disclosed, the Group is not delinquent in the payment of any federal income or other material Taxes and there are no outstanding deficiencies, assessments or written proposals for assessment of federal income or other material Taxes proposed, asserted or assessed against the Group; and, to the best knowledge of the Company, there are no events, occurrences, facts or circumstances which could provide a basis for any such deficiency, assessment or proposal. As used herein, "Taxes" means: (i) all net income, gross income, gross receipts, sales, use, transfer, franchise, profits, withholding, payroll, employment, excise, severance, property or windfall profits taxes, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (federal, state, local or foreign) upon the Company or any of its Subsidiaries with respect to all periods or portions thereof ending on or before the Effective Time, and/or (ii) any liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of being a member of an affiliated or combined group.

    Section 4.10 ABSENCE OF CERTAIN CHANGES. Except as contemplated by this Agreement or as Previously Disclosed, since December 31, 1995 there has not been: (i) any material adverse change in the business, assets, properties, condition (financial or otherwise), results of operations or prospects of (x) the Company or (y) the Company and the Subsidiaries taken as a whole; (ii) any damage, destruction or loss (whether or not covered by insurance) having a Material Adverse Effect; (iii) any change by the Company in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (iv) any declaration, payment or setting aside for payment of any dividend or any redemption, purchase or other acquisition of any shares of capital stock or securities of the Company other than as provided or permitted in this Agreement and except for regular quarterly cash dividends not in excess of $.07 per Share on the Shares; (v) any return of any capital or other distribution of assets to shareholders of the Company as such; (vi) any direct or indirect material purchase or other acquisition of stock, other securities or other assets (other than purchases of such other assets in the ordinary course of business and at arms-length purchase prices) of any person and any direct or indirect loan, advance (other than advances to employees for travel expenses in the ordinary course of business) or capital contribution to any person in which the Company or any of its Subsidiaries has an equity interest; (vii) any grant of any general increase in the compensation of its directors, officers or employees or any increase in the compensation payable or to become payable to any such director, officer or employee (including, in either case, any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment or any Change of Control Benefit and Severance
Arrangement), except for (a) reasonable increases in the ordinary course of business and consistent with past practice (but excluding increases pursuant to any Change of Control Benefit and Severance Arrangement), and (b) increases pursuant to collective bargaining agreements in existence as of the date of this Agreement; or (viii) any agreement to take, whether in writing or otherwise, any action which, if taken prior to the date hereof, would have made any representation or warranty in this Article 4 untrue or incorrect in any material respect. Since December 31, 1995 the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course.

    Section 4.11 BROKERS AND FINDERS. Neither the Company nor any of its officers, directors, employees or agents has employed any broker, finder, investment banker or other person, and none of the foregoing have incurred any liability for any brokerage fees, commissions or finders' fees, in connection with the transactions contemplated hereby, except that the Company has engaged Wheat, First Securities, Inc. to determine the fairness, from a financial point of view, of the Offer price and Merger Consideration to the public shareholders of the Company. The Schedule 14D-9 will contain a true and accurate description of the fee arrangements between the Company and Wheat, First Securities, Inc.

    Section 4.12 LIABILITIES. Except as disclosed in the Company Filings or otherwise Previously Disclosed, the Company and its Subsidiaries do not have any material direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise ("Liabilities"), of a kind required by generally accepted accounting principles to be set forth in a financial statement, other than (i) liabilities fully and adequately reflected or reserved against on the Company's balance sheet included in the Latest 10-Q, (ii) liabilities incurred since March 31, 1996 in the ordinary course of business, and (iii) liabilities which are not material to the Company and its Subsidiaries taken as a whole.

    Section 4.13 CONTRACTS. All contracts and other agreements to which the Company or any of its Subsidiaries is a party or by or to which either the Company or any of its Subsidiaries or its or their assets or properties are bound or subject and that are or were required to have been filed as exhibits to the Company Filings have been so filed. All of such contracts and other agreements are in full force and effect and neither the Company nor any subsidiary of the Company is in default under any of them, nor, to the best knowledge of the Company, is any other party to any such contract or other agreement in default thereunder, nor, except as provided in Section 4.5, does any condition exist that with notice or lapse of time or both would constitute a default thereunder, nor would the transactions contemplated hereby constitute a default thereunder if such defaults, individually or in the aggregate, have a Material Adverse Effect.

    Section 4.14 BOARD ACTIONS. The Board of Directors of the Company has taken the actions specified in Section 1.2(a) hereof. Neither the Offer, the Merger nor any of the other transactions contemplated by this Agreement are or after the date hereof will be subject to: (1) any of the restrictions or other provisions of restrictions of Article 14, Sections 13.1-725-13.1-728 (AFFILIATED TRANSACTIONS) of the Virginia Act; (2) any of the supermajority shareholder voting provisions of Article I of the Company's Charter; or (3) any of the restrictions or other provisions of Article 14.1, SectionSection 13.1-728.1-13.1-728.9 (CONTROL SHARE ACQUISITIONS) of the Virginia Act. The Company has heretofore delivered to Varlen and the Purchaser a written opinion of Virginia counsel to the Company reasonably satisfactory to Varlen with respect to the foregoing matters. Neither the Company nor any of the members of its Board of Directors (including the "disinterested director" members thereof) shall take any action to: (A) subject Varlen, the Purchaser, their direct or indirect subsidiaries, the Offer, the Merger or any of the other transactions contemplated by this Agreement to be subject to the provisions of any takeover, affiliated transaction, business combination, control share acquisition or other provision of: (i) law or regulation adopted by the Commonwealth of Virginia (including the Virginia Act) or any department or agency thereof, or (ii) the Charter or Bylaws of the Company, or (B) increase (above two-thirds) the shareholder vote required to approve the Merger.

    Section 4.15  CASH AND CASH EQUIVALENTS.   The aggregate amount of cash  and
cash equivalents held by the Company and its Subsidiaries as reflected in the financial reports at the end of May 1996 was not less than $13,665,000.

                         ARTICLE 5:  CERTAIN COVENANTS

    Section 5.1 CONDUCT OF BUSINESS. Except as otherwise expressly contemplated hereby or as Previously Disclosed, the Company covenants and agrees that, unless Varlen or the Purchaser shall otherwise agree in writing, prior to the Effective Time or such earlier time as designees of the Purchaser constitute a majority of the Board of Directors of the Company:

        (A) the business of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any material action except in, the ordinary course of business and consistent with past practice, and the Company shall use its reasonable best efforts to maintain and preserve its and its Subsidiaries' business organization, assets, employees and advantageous business relationships;

        (B) neither the Company nor any of its Subsidiaries shall: (1) amend or propose to amend its articles of incorporation or bylaws; (2) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend payable in cash, stock or property with respect to its capital stock, except as permitted by Section 4.10 and except for any dividend by a wholly-owned Subsidiary payable to the Company or another wholly-owned Subsidiary; (3) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any capital stock of any class of the Company or any of its Subsidiaries other than Shares which the Company is required to issue pursuant to the Options outstanding on June 14, 1996; (4) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets of the Company or any of its Subsidiaries other than in the ordinary course of business and consistent with past practices; (5) redeem, purchase or otherwise acquire directly or indirectly any of the capital stock or other equity securities of the Company; (6) adopt a plan of liquidation or resolutions providing for the liquidation, dissolution, merger, consolidation or other reorganization of the Company or any of its Subsidiaries, except for mergers among wholly-owned Subsidiaries;
    (7) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment with respect thereto; (8) directly or indirectly: (i) incur or modify any long-term indebtedness or short-term indebtedness for money borrowed or other material liability other than in the ordinary course of business and consistent with past practice, (ii) incur any additional indebtedness for money borrowed other than in the ordinary course of business and consistent with past practice, or (iii) make any loans or advances other than in the ordinary course of business and consistent with past practice and intercompany loans and advances among the Company and its wholly-owned Subsidiaries; (9) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities in the ordinary course of business and consistent with past practice; (10) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than in the ordinary course of business and consistent with past practice; or (11) enter into any material commitment or transaction, other than in the ordinary course of business and consistent with past practice;

        (C) neither the Company nor any of its Subsidiaries shall: (1) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its directors, executive officers or key employees or adopt any new, or amend or otherwise increase the amounts payable or to become payable under any existing, bonus, incentive compensation, severance, deferred compensation, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan (including (but not limited to) the granting of stock options, stock appreciation rights or restricted stock), or (2) enter into or amend any employment or change-in-control agreement with, or, except in accordance with the existing written policies and agreements of the Company, grant any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries; and

        (D) neither the Company nor any of its Subsidiaries shall agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty of the Company untrue or incorrect in any material respect.

    Section 5.2 PROXY STATEMENT. Promptly after the date of this Agreement, the Company and Varlen shall properly prepare and the Company shall file with the Commission as soon as is reasonably practicable a preliminary proxy statement, together with a form of proxy, or (as directed by Varlen) a preliminary information statement, with respect to a meeting of the Company's shareholders at which such shareholders will be asked to approve this Agreement and the Merger (if and to the extent required by the Virginia Act) and, as promptly as practicable thereafter or as otherwise directed by Varlen, and subject to compliance with the rules and regulations of the Commission, the Company shall mail a definitive proxy statement or information statement (as directed by Varlen) and related materials to the shareholders of the Company (if and to the extent required by the Virginia Act and/or the Exchange Act). As used herein, the term "Proxy Statement" shall mean such proxy or information statement at the time it initially is mailed to the Company's shareholders and all amendments or supplements thereto, if any, similarly filed and mailed. As soon as practicable after the date hereof, the Company and Varlen shall promptly and properly prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities or corporate laws relating to the Offer, the Merger and the other transactions contemplated herein (the "Other Filings"). Each of the parties hereto shall notify the other parties hereto promptly of the receipt by it of any comments of the Commission and of any request by the Commission for amendments or supplements to the Proxy Statement or by the Commission or any other governmental official with respect to any Other Filing or for additional information, and will supply the other parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the Commission or the members of its staff or any other appropriate governmental official, on the other hand, with respect to the Proxy Statement and any Other Filings. The Company, Varlen and the Purchaser each shall use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Statement and any Other Filings; and the Company, after consultation with Varlen, shall use its reasonable best efforts to respond promptly to any comments made by the Commission or any other governmental official with respect to the Proxy Statement, any Other Filings and any preliminary version thereof and cause the Proxy Statement and any related materials to be mailed to its shareholders at the earliest practicable date. The information provided and to be provided by Varlen, the Purchaser and the Company, respectively, for use in the Proxy Statement and any Other Filings shall not, on the date the Proxy Statement is first mailed to the Company's shareholders or any Other Filing is filed with the appropriate governmental official and, in the case of the Proxy Statement, on the date of the meeting of the Company's shareholders referred to in Section 5.3 hereof, contain any statement which, at the time of and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication which has become false or misleading. Varlen, the Company and the Purchaser each agree to correct any such information provided by it for use in the Proxy Statement or any Other Filings which shall have become false or misleading. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of the federal securities laws.

    Section 5.3 ACTION OF COMPANY SHAREHOLDERS; VOTING OF SHARES. Promptly after consummation of the Offer, the Company shall take all action necessary, in accordance with the Virginia Act and its Charter and Bylaws, to convene a meeting of its shareholders (the "Special Meeting") as promptly as practicable to consider and vote upon the Merger (if and to the extent required by the Virginia Act). The affirmative vote of shareholders required for approval of the Merger shall be no greater than the holders of two-thirds of the votes entitled to be cast. Unless in the written opinion of legal counsel to the Company (the delivery of which shall be confirmed in writing to Varlen by such counsel) any of the following actions would create a substantial risk of violating the fiduciary duties of the Board of Directors to the shareholders of the Company:
(1) the Proxy Statement shall contain the recommendation of the Board of Directors that the shareholders of the Company vote to adopt and approve the Merger and this Agreement, and (ii) the Company shall, if proxies are solicited, use its reasonable best efforts to solicit from its shareholders proxies in favor of such adoption and approval and to take all other action necessary or, in the reasonable judgment of Varlen, helpful to secure the vote or consent of shareholders required by the Virginia Act to effect the Merger. At the Special Meeting, Varlen, the Purchaser and their direct and indirect subsidiaries shall vote, or cause to be voted, all of the Shares then owned by any of them in favor of the Merger.

    Section 5.4 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable this Agreement, the definitive agreements providing for the Financing (the "Financing Agreements") and the transactions contemplated hereby and thereby, and to cooperate with each other in connection with the foregoing, including using its reasonable best efforts: (A) to obtain all necessary exemptions, waivers, consents, authorizations and approvals from the Department of Justice, the Federal Trade Commission and other governmental or regulatory agencies or authorities and to make all necessary registrations and filings (including (but not limited to) filings with governmental or regulatory agencies or authorities, if any) and to take all reasonable steps, including the use of such voting trusts as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental agency or authority; (B) to obtain all necessary exemptions, waivers, consents, authorizations and approvals from other parties to material loan agreements, leases and other contracts as are required to be obtained under the terms of such instruments or under any federal, state or foreign law or regulations, (C) to defend against and respond to any suit, action, proceeding or investigation relating to this Agreement or the transactions contemplated hereby commenced by any third party, (D) to effect all necessary registrations and filings and submissions of information requested by governmental authorities, and (E) to fulfill all conditions to this Agreement.

    Section 5.5 NO NEGOTIATIONS, ETC. Neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers, employees, investment bankers, representatives or agents, shall, directly or indirectly, make, solicit, initiate or encourage the initiation of, any inquiries or proposals from, or provide any confidential information or participate in any discussions or negotiations with, or otherwise cooperate in any way with or assist, any person (other than Varlen and its subsidiaries, those third parties Previously Disclosed and their respective directors, officers, employees, investment bankers, commercial banks, representatives and agents) concerning any merger, consolidation, other business combination, recapitalization, liquidation or dissolution or any purchase or other acquisition or sale or other disposition of assets (other than in the ordinary course of business) or shares of capital stock of the Company or any of its Subsidiaries or any similar transaction involving the Company or (except as Previously Disclosed) any Subsidiary or division of the Company or any Subsidiary; PROVIDED, HOWEVER, that (i) nothing contained in this Section 5.5 shall prohibit the Company or its Board of Directors from taking and disclosing to the Company's shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, and
(ii) in the event that the Company shall receive an unsolicited proposal from a third party which the Company's Board of Directors determines, based on the advice of its legal counsel and independent financial advisor, is capable of consummating such transaction, for the acquisition for cash of all the outstanding Shares on terms that the Company's Board of Directors determines, based on the advice of its financial advisor (the receipt of which advice shall be confirmed in writing to Varlen by the Company), are economically superior to those of the Offer and the Merger and which in the written opinion of legal counsel to the Company (the delivery of which shall be confirmed in writing to Varlen by such counsel) a failure to consider by the Board of Directors of the Company would create a substantial risk of violating their fiduciary duties to shareholders, the Company may provide information to such third party to the same extent that such information has been provided to the Purchaser and Varlen. The Company will promptly advise Varlen of, and communicate to Varlen the terms of, any such inquiry or proposal the Company may receive, and will advise Varlen prior to providing any such information.

    Section 5.6 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Varlen, and Varlen and the Purchaser shall give prompt notice to the Company, of (i) the obtaining by it of actual knowledge as to the matters set forth in clauses (x) and (y) below, or (ii) the occurrence, or failure to occur, of any event which occurrence or failure to occur would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (y) any material failure of the Company, Varlen or the Purchaser, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or the Financing Agreements; PROVIDED, HOWEVER, that no such notification shall affect the representations or warranties or obligations of the parties or the conditions to the obligations of the parties hereunder.

    Section 5.7 ACCESS TO INFORMATION. (a) The Company shall, and shall cause its Subsidiaries, officers, directors, employees and agents to, afford to Varlen, the Purchaser and the financial institutions and others referred to in
Section 3.4 and to the officers, employees and agents of Varlen, the Purchaser and such financial institutions and others complete access at all reasonable times to, from the date hereof to the Effective Time, their respective officers, employees, agents, properties, books, records and contracts, and shall furnish Varlen, the Purchaser and such financial institutions and others all financial, operating and other data and information as Varlen and such financial institutions and others, through their respective officers, employees or agents, may reasonably request.

    (b) Varlen and the Purchaser shall, and shall cause their officers, employees, agents and representatives, (collectively, the "Varlen Representatives") to, keep confidential all non-public, confidential or proprietary information provided by the Company (other than any such information which (i) is or becomes generally available to the public other than as a result of disclosure by Varlen, the Purchaser or the Varlen Representatives, (ii) becomes available to Varlen, the Purchaser or the Varlen Representatives on a nonconfidential basis from a source other than the Company, which source has represented to Varlen, the Purchaser or the Varlen Representatives that such source is entitled to disclose it or (iii) was known to Varlen, the Purchaser or the Varlen Representatives on a nonconfidential basis prior to its disclosure to Varlen, the Purchaser or the Varlen Representatives) and all analyses, compilations, data, studies or other documents based in whole or in part on any such furnished information prepared by Varlen, the Purchaser or the Varlen Representatives (collectively, the "Information"); and Varlen and the Purchaser shall not, and shall cause the Varlen Representatives not to, without the prior written consent of the Company, disclose the Information, in any manner whatsoever, in whole or in part, or use the Information for any purpose other than evaluating the Offer, the Merger and the other transactions contemplated by this Agreement, and obtaining the Financing; PROVIDED, HOWEVER, that Varlen, the Purchaser and the Varlen Representatives may provide such Information in response to judicial or administrative process or applicable governmental laws, rules, regulations, orders or ordinances, but only that portion of the Information which, on the advice of counsel, is legally required to be furnished and provided that Varlen notifies the Company of the obligation to provide such Information prior to such disclosure and fully cooperates with the Company to protect the confidentiality of such Information under applicable law; AND PROVIDED, FURTHER, HOWEVER, that Varlen, the Purchaser and the Varlen Representatives may include some or all of the Information in the Schedule 14D-1, Offer Documents and the Proxy Statement, if advised by the counsel that it is legally necessary or advisable to do so. The Information, and all copies thereof, will be destroyed or returned immediately, without retaining any copies thereof, if this Agreement is terminated.

    (c) No investigation after the date hereof pursuant to this Section 5.7 or otherwise shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

    (d) During the period from the date of this Agreement to the Effective Time, Varlen (at its discretion) may locate one or more of its representatives at the Midlothian, Virginia offices of the Company. During such period the Company will cause one or more of its designated representatives to consult as requested by Varlen on a regular basis with such representatives of Varlen and to discuss the general status of ongoing operations of the Company. The Company will promptly notify Varlen of any significant change in the normal course of business or in the operation of the properties of the Company and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or threat or settlement of significant litigation, in each case involving the Company, and will keep Varlen fully informed of such events and permit Varlen's Representatives access to all materials prepared in connection therewith.

    Section 5.8 CONFIDENTIALITY AND STANDSTILL AGREEMENTS. The Confidentiality Agreement, dated March 27, 1996, between the Company and Varlen is hereby terminated by the mutual consent of such parties, and shall no longer be of any force or effect. The Company shall not consent to the termination or amendment of the confidential information, nondisclosure or non-use provisions of any similar agreement with a third party without the prior written consent of Varlen or the Purchaser and shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to maintain in full force and effect, and to enforce strict compliance with, such confidential information, nondisclosure and non-use provisions. The Company shall also use its reasonable best efforts to obtain a similar confidential information, nondisclosure, non-use and standstill agreement from any third party with or for whom the Company or any Subsidiary has taken any action or received any proposal not prohibited under Section 5.5.

    Section 5.9 INDEMNIFICATION AND INSURANCE. (a) The Charter or Bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than those that are set forth in the Company's Charter and Bylaws, as amended to the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of five years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company (the "Indemnified Parties"). Varlen shall cause the Surviving Corporation to fulfill its indemnification obligations as set forth in this Section 5.9.

    (b) Varlen shall use its reasonable best efforts to cause to be maintained in effect for three years from the Effective Time the current policy (or successor policies) of the directors' and officers' liability insurance maintained by the Company (PROVIDED that Varlen may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less advantageous) with respect to matters occurring prior to the Effective Time, to the extent available; PROVIDED, HOWEVER, that in no event shall Varlen or the Company be required to expend more than an amount per year equal to 150% of current annual premiums paid by the Company (which the Company represents and warrants to be not more than $54,000) to maintain or procure insurance coverage pursuant hereto.

    (c) The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his heirs and his personal representatives, shall be binding upon the Surviving Corporation and its successors and assigns and shall continue and survive the Effective Time according to their terms.

                             ARTICLE 6: CONDITIONS

    Section 6.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to consummate and effect the Merger shall be subject to the fulfillment, at or prior to the Effective Time, of each of the following conditions:

        (A) this Agreement and the Merger shall have been approved and adopted by the requisite vote or consent of the shareholders of the Company (if required by the Virginia Act and the Company's Charter and Bylaws, subject to Sections 1.2(a) and 4.14);

        (B) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

        (C) no injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority, shall be in effect which would make the acquisition or holding by Varlen or its subsidiaries of the Shares or shares of common stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger.

    Section 6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to consummate and effect the Merger is also subject to the fulfillment of the following condition: the representations and warranties of Varlen and the Purchaser set forth in Article 3 shall be true and correct in all material respects as of the Effective Time, and each of Varlen and the Purchaser shall have performed in all material respects each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder on or prior to the Effective Time.

    Section 6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF VARLEN AND THE PURCHASER. The obligations of Varlen and the Purchaser to consummate and effect the Merger are also subject to the fulfillment of following conditions:

        (A) the Purchaser shall have purchased Shares pursuant to the Offer;

        (B) none of the occurrences, events, facts or circumstances set forth in any of paragraphs (a) through (h) of ANNEX I hereto shall have occurred or be prevailing at or prior to the Effective Time;

        (C) the  opinion of  Virginia  counsel to  the  Company referred  to  in
    Section 4.14 hereof shall have been confirmed or reissued by such counsel, as of the date of the Effective Time and without material modification or qualification; and

        (D) the Company shall not have received demands for payment of the fair value of Shares (pursuant to Article 15 (DISSENTER'S RIGHTS) of the Virginia
    Act) with respect to more than 5% of the outstanding Shares.

                  ARTICLE 7: TERMINATION, AMENDMENT AND WAIVER

    Section 7.1   TERMINATION.   This Agreement may  be terminated  at any  time
prior to the Effective Time, whether prior to or after approval by the shareholders of the Company:

        (A) By mutual written consent of the Boards of Directors of Varlen and the Company;

        (B) By either the Company or Varlen if any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to lift), in each case, permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

        (C) By the Company, if the Offer shall have been terminated, or the Offer shall have expired, without the purchase of any Shares thereunder within two business days thereof and such non-purchase shall not have been due to a failure to satisfy any of the conditions of the Offer as set forth in ANNEX I; PROVIDED that the Company may not terminate this Agreement pursuant to this Section 7.1(C) if the Company is in breach of this Agreement;

        (D) By the Company, if the Effective Time shall not have occurred on or before December 31, 1996 due to a failure of any of the conditions to the obligations of the Company to effect the Merger set forth in Section 6.1 or 6.2; PROVIDED that the Company may not terminate this Agreement pursuant to this Section 7.1(D) if the Company's failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, in whole or in part, the failure of the Effective Time to occur on or before such date;

        (E) By the Company if: (1) any corporation, partnership, person, other entity or, group (as defined in Section 13(d)(3) of the Exchange Act) other than Varlen or the Purchaser or any of their respective subsidiaries or affiliates (a "Qualified Person") shall have commenced (within the meaning of Rule 14d-2 under the Exchange Act) a cash tender offer for any and all Shares at a price in excess of $16.125 per Share, or (2) any Qualified Person shall have made a bona fide written proposal involving a merger or consolidation of the Company or the acquisition of all the Shares or all or a substantial portion of its assets which would result in a cash distribution to shareholders of the Company in excess of $16.125 per Share (any such proposal described in subclause (1) or (2) being referred to as a "Qualified Proposal"), and the Board of Directors of the Company shall have been advised in a writing by its legal counsel (the delivery of which advice shall have been confirmed in writing to Varlen by such counsel) that there would be a substantial risk of liability for breach of their fiduciary obligations to shareholders if they failed to recommend such offer or accept such Qualified Proposal; PROVIDED, HOWEVER, that the Company may not terminate this Agreement pursuant to this Section 7.1(E): (i) until the expiration of five business days after notice of such Qualified Proposal has been delivered to Varlen, or (ii) unless otherwise consented to in writing by Varlen, if any such offer or Qualified Proposal is made in breach of, or as a result of a breach of, Section 5.5;

        (F) By either of Varlen or the Purchaser, if due to a failure to satisfy any of the conditions of the Offer as set forth in ANNEX I: (i) Varlen or any of its subsidiaries or affiliates shall not have commenced the Offer, or shall have terminated the Offer, or (ii) the Offer shall have expired without the purchase of any Shares thereunder within two business days thereof, or (iii) Varlen shall have determined not to proceed with the Merger; PROVIDED that neither Varlen nor the Purchaser may terminate this Agreement pursuant to this Section 7.1(F) if either Varlen or the Purchaser is in material breach of this Agreement;

        (G) By either of Varlen or the Purchaser, if the Effective Time shall not have occurred on or before December 31, 1996 due to a failure of any of the conditions to the obligations of Varlen and the Purchaser to effect the Merger set forth in Section 6.1 or 6.3; PROVIDED that neither Varlen nor the Purchaser may terminate this Agreement pursuant to this Section 7.1(G) if Varlen's or the Purchaser's failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, in whole or in part, the failure of the Effective Time to occur on or before such date; or

        (H) By either of Varlen or the Purchaser, if prior to the purchase of Shares in the Offer, the Board of Directors of the Company shall have: (1) withdrawn, or modified in a manner adverse to Varlen or the Purchaser, its approval or recommendation of the Offer or the Merger or any of its other actions taken in accordance with Section 1.2(a) and/or 4.14 hereof, (2) taken any of the actions referred to in Section 1.2(a) and/or 4.14 hereof for the benefit of any person (other than Varlen, the Purchaser or any of their respective subsidiaries) or any transaction (other than the Offer and Merger), or (3) resolved to do any of the foregoing.

    Section 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1: (i) this Agreement shall forthwith become null and void, and there shall be no liability on the part of Varlen, the Purchaser or the Company, except as set forth in this Section 7.2 and in Sections 5.7(b) and 7.5; and (ii) the Purchaser shall terminate the Offer, if still pending, without purchasing any additional Shares thereunder; PROVIDED, HOWEVER, that the foregoing shall not relieve any party for liability for damages actually incurred as a result of any breach of this Agreement.

    Section 7.3 AMENDMENT. This Agreement may be amended at any time prior to the filing of the Articles of Merger with the Virginia Commission; PROVIDED that any such amendment is set forth in an instrument in writing executed by each of the parties hereto and is previously approved by action of the Board of Directors of each of the parties hereto; and PROVIDED FURTHER that if this Agreement and the Merger are subject to shareholder approval then, after approval of the Merger by the shareholders of the Company, no amendment may be made without the further approval of the shareholders of the Company which would do any of the following: (i) reduce or (to the extent prohibited by the Virginia
Act) increase the Merger Consideration or alter or change the form thereof; (ii) alter or change any other of the terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would adversely affect the shareholders of the Company; or (iii) alter or change any of the terms and conditions of the Charter (except as may otherwise be provided herein).

    Section 7.4 WAIVER. At any time prior to the Effective Time, whether before or after the Special Meeting, any party hereto, by action taken by its Board of Directors, may: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, or (ii) subject to the second proviso contained in Section 7.3, waive compliance with any of the agreements of any other party or with any conditions of its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

    Section 7.5 EXPENSES. Each party shall pay its own costs and expenses relating to this Agreement and the transactions contemplated hereby, and nothing in this Agreement shall preclude any such payment, except that if this Agreement is terminated by the Company pursuant to Section 7.1(E) or if this Agreement and/or the Offer is terminated by Varlen or the Purchaser by reason of the occurrence of any Event (as defined in ANNEX I hereto) described in either (I) paragraph (a), (b) or (g) of ANNEX I hereto, (ii) paragraph (c) of ANNEX I hereto (but only if such Event is due, in whole or in part, to any (x) act of the Company of any affiliate thereof, or (y) other Occurrence (as defined in
Section  4.1) not beyond the control of the Company or any affiliate thereof) or
(iii) clause (vi) of paragraph (c) of ANNEX I hereto, the Company shall pay to Varlen, a termination fee of $6,500,000 plus an amount sufficient to reimburse Varlen and its subsidiaries for all fees, costs and expenses (including investment banking, professional and commitment fees) relating to this Agreement, the Financing and the transactions contemplated hereby and thereby (PROVIDED that the Company shall not be obligated to reimburse Varlen and its subsidiaries for more than $2,000,000 of such fees, costs and expenses). Such termination fee shall be due and payable (1) on the date of (and as a condition precedent to) any termination of this Agreement by the Company as aforesaid, and (ii) within two business days after any termination of this Agreement by Varlen or the Purchaser as aforesaid. Any such reimbursement shall be due and payable within two business days after the submission by Varlen to the Company of any invoice or statement therefor.

                         ARTICLE 8: GENERAL PROVISIONS

    Section 8.1 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to the provisions of Article 7, and subject to the provisions of Article 6 hereof, the closing of this Agreement shall take place at the offices of Mays & Valentine, NationsBank Center, 1111 East Main Street, Richmond, Virginia 23218-1122, as soon as practicable following the meeting of the shareholders of the Company or other shareholder action referred to in Section 5.3 hereof, or at such other place, time and date as the parties may mutually agree.

    Section 8.2 PUBLIC STATEMENTS. The parties agree to consult with each other prior to issuing any public announcement or statement with respect to the Offer or the Merger, and shall not issue or make any such announcement or statement to which the other parties shall reasonably object (subject to the requirements of federal and state securities laws and to Section 5.2).

    Section 8.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by guaranteed overnight service or telecopier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

    If to Varlen, the Purchaser or (after the Effective Time) the Company:

        Varlen Corporation
       55 Shuman Boulevard, Suite 500
       Naperville, Illinois 60566
       ATTENTION: Richard L. Wellek
       President & Chief Executive Officer
       Telecopier No. (708) 420-7123
       Telephone No. (708) 420-0400

    with a copy to:

        Dechert Price & Rhoads
       477 Madison Avenue
       New York, New York 10022
       ATTENTION: Claude A. Baum, Esq.
       Telecopier No. (212) 308-2041
       Telephone No. (212) 326-3500

    If to the Company (before the Effective Time):

        Brenco, Incorporated
       One Park West Circle, Suite 201
       Midlothian, Virginia 23113
       ATTENTION: Needham B. Whitfield
       Chairman & Chief Executive Officer
       Telecopier No. (804) 379-4668
       Telephone No. (804) 379-2900
    with a copy to:

        Mays & Valentine
       NationsBank Center
       1111 East Main Street
       Richmond, Virginia 23218
       ATTENTION: F. Claiborne Johnston, Jr., Esq.
       Telecopier No. (804) 697-1214
       Telephone No. (804) 697-1339

    Section 8.4 INTERPRETATION. For purposes of this Agreement the Company shall not be deemed to be an affiliate or subsidiary of the Purchaser or Varlen and neither the Purchaser nor Varlen shall be deemed to be an affiliate of the Company. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Article, Section and Annex references in this Agreement are to the referenced Articles and Sections of, and Annexes to, this Agreement, unless the context otherwise requires.

    Section 8.5 REPRESENTATIONS AND WARRANTIES; ETC. The respective representations and warranties of the Company, Varlen and the Purchaser contained herein shall expire with, and be terminated and extinguished upon, consummation of the Merger.

    Section 8.6 MISCELLANEOUS. This Agreement: (i) constitutes the entire agreement, and supersedes all other prior agreements and undertakings (both written and oral), among the parties hereto, or any of them, with respect to the subject matter hereof; (ii) except for Sections 2.6 and 5.9 hereof, is not intended to confer upon any other person any rights or remedies hereunder; (iii) shall not be assigned or delegated by any party hereto, except that the Purchaser may assign all or any portion of its rights and obligations hereunder to Varlen or to one or more direct or indirect wholly-owned subsidiaries of Varlen which in a written instrument shall make all the representations and warranties of the Purchaser set forth herein and shall agree to assume all of the Purchaser's obligations hereunder and be bound by all of the terms and conditions of this Agreement (PROVIDED, HOWEVER, that no such assignment or delegation shall relieve the Purchaser of its obligations hereunder); and (iv) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the Commonwealth of Virginia, without giving effect to the principles of conflict of laws thereof. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement.

    Section 8.7 SPECIFIC PERFORMANCE. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

    IN WITNESS WHEREOF, Varlen, the Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers, thereunto duly authorized.

VARLEN CORPORATION                            BRENCO, INCORPORATED

By: ----------------------------              By: ----------------------------
   Richard L. Wellek                          Needham B. Whitfield
   President and                              Chairman of the Board and
   Chief Executive Officer                    Chief Executive Officer

BAS, INC.

By:
- ----------------------------
   Richard L. Wellek
   President

                                                                         ANNEX I
                                                      (TO ACQUISITION AGREEMENT)

                            CONDITIONS TO THE OFFER

    Notwithstanding any other provision of the Acquisition Agreement or the Offer, and except as expressly limited below, the Purchaser: shall not be required to commence or continue the Offer; or accept for payment, purchase or pay for any Shares tendered; may postpone the acceptance for payment, the purchase of, and/or payment for, Shares; and/or may amend (subject to the restrictions contained in Section 1.1 of the Acquisition Agreement, dated as of June 15, 1996 among Varlen, the Purchaser and the Company (as the same may be modified, amended, supplemented and/or restated from time to time, the "Acquisition Agreement")) or terminate the Offer; if: (1) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with the Shares beneficially owned by the Purchaser and Varlen, represents two-thirds of the total voting power of all shares of capital stock of the Company outstanding on a fully diluted basis, or
(2) any waiting period under the HSR Act applicable to the purchase of the Shares pursuant to the Offer shall not have expired or been terminated, or (3) at any time on or after June 1, 1996 and prior to the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events (each, an "Event") shall have occurred (each of paragraphs (a) through (h) providing a separate and independent condition to the Purchaser's obligations pursuant to the Offer):

        (a) the Company shall have authorized, recommended or proposed, or shall have announced an intention to authorize, recommend or propose, or shall have entered into an agreement or agreement in principle with respect to, any merger, consolidation, other business combination, recapitalization, liquidation or dissolution, or any purchase or other acquisition or sale or other disposition of assets (other than in the ordinary course of business) or shares of capital stock of the Company or any of its Subsidiaries, or any similar transaction involving the Company or any Subsidiary or division of the Company or any Subsidiary (other than the Merger and as Previously Disclosed with respect to certain subsidiaries) (the foregoing being collectively referred to as a "Business Combination"), any material change in its capitalization, or any release or relinquishment of any material contract or other rights not in the ordinary course of business; or

        (b) (i) the Board of Directors of the Company shall have (x) modified or amended in any respect its recommendation of the Offer, the Merger or any of its other actions taken in accordance with Section 1.2(a) and/or 4.14 of the Acquisition Agreement, or (y) adopted any resolution to do so, or (ii) the opinion of Virginia counsel to the Company referred to in Section 4.14 of the Acquisition Agreement shall have been disclaimed, disavowed, retracted or revoked in any respect, or shall otherwise have been rendered inaccurate or erroneous, or (iii) the Board of Directors of the Company shall have (x) taken any of the actions referred to in Section 1.2(a) and/ or 4.14 of the Acquisition Agreement for the benefit of any person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Varlen, the Purchaser or any of their respective subsidiaries) or any Business Combination (other than the Offer and the Merger), or (y) adopted any resolution to do so; or

        (c) it shall have been publicly disclosed, or Varlen, the Purchaser or the Company shall have learned that: (i) any person, entity (including the Company or any of its subsidiaries or affiliates) or group (as defined in
    Section 13(d)(3) of the Exchange Act) (a "Person") shall have (x) acquired or become the beneficial owner of more than 10% of the outstanding Shares (other than those shareholders of the Company party to that certain Shareholder Tender Agreement, dated as of June 15, 1996, between Varlen and such shareholders (the "Permitted Shareholders")), or (y) been granted by the Company any warrant, option or right, conditional or otherwise, to acquire beneficial ownership of more than 10% of the outstanding Shares, other than acquisitions by a Person who has publicly disclosed such ownership in a Schedule 13D or 13G (or amendment thereto) on file with the Commission prior to June 1, 1996, and other than for bona fide arbitrage purposes, or (ii) any such Person (other than, in the case of the following clause (x), a Permitted Shareholder) who has publicly disclosed in such a
    Schedule 13D or 13G any such ownership of more than 10% of the outstanding Shares prior to such date shall have (x) acquired or become the beneficial owner of, or proposed to acquire or become the beneficial owner of, additional Shares, or (y) been granted by the Company any warrant, option or right, conditional or otherwise, to acquire any Shares, or (iii) any new group shall have been formed which beneficially owns more than 10% of the Shares, or (iv) any Person shall have commenced, or publicly proposed to commence, a tender offer for outstanding Shares, or publicly proposed any Business Combination, or (v) any Person shall have commenced any solicitation of proxies with respect to the Shares in opposition to the Merger, or (vi) any Person shall have acquired or become the beneficial owner of more than 50% of the outstanding Shares; or

        (d) there shall be pending any action or proceeding before any court, government or governmental authority or agency: (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of, payment for, or the purchase of, some or all of the Shares by Varlen, the Purchaser or any other subsidiary or affiliate of Varlen or the consummation of the Merger, or seeking to obtain material damages in connection with the Offer or the Merger, or (ii) seeking to prohibit ownership or operation by Varlen, the Purchaser or any other subsidiary or affiliate of Varlen of all or a material portion of the business or assets of Varlen, the Company or any of their respective subsidiaries or affiliates or to compel Varlen, the Purchaser or any other subsidiary or affiliate of Varlen to dispose of or to hold separately all or a material portion of the business or assets of Varlen, the Company or any of their respective subsidiaries or affiliates, as a result of the Offer or the Merger, or (iii) seeking to impose or confirm limitations on the ability of Varlen, the Purchaser or any other subsidiary or affiliate of Varlen effectively to exercise full rights of ownership and control of any Shares (or any shares of capital stock of any subsidiary of the Company) (including, without limitation, the right to vote any such Shares (or shares of a subsidiary)) acquired pursuant to the Offer or otherwise (directly or indirectly), on all matters properly presented to the Company's shareholders (or any such subsidiary's shareholders), or (iv) seeking to require divestiture by Varlen, the Purchaser or any other subsidiary or affiliate of Varlen of any Shares, or (v) invalidating or rendering unenforceable any material provision of the Acquisition Agreement, or (vi) which otherwise might materially adversely affect Varlen, the Company or any of their respective subsidiaries or affiliates; or

        (e) there shall be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any court, government or governmental authority or agency (other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger) which may, directly or indirectly, result in any of the consequences referred to in paragraph (d) above; or

        (f) there shall have occurred: (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market, or (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in the sole judgment of Varlen, might affect the extension of credit by banks or other lending institutions in the United States, or (iv) any material change in the United States or any other currency exchange rates or any suspension of, or limitation on, the markets therefor, or (v) any extraordinary adverse change in the financial markets or the market price of the Shares, or (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of Varlen, have a material adverse effect upon the business or operations of the Company or any of its subsidiaries or affiliates or the trading of the Shares, or (vii) a commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

        (g) the representations and warranties of the Company in the Acquisition Agreement shall not be true and correct in all material respects, or the Company shall not have performed in all material respects each covenant and complied with each agreement to be performed and complied with by the Company under the Acquisition Agreement; or

        (h) the Company and Varlen shall have agreed to terminate the Offer or the Acquisition Agreement, or the Acquisition Agreement shall otherwise have been terminated in accordance with it terms;

    which, in the sole judgment of the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by the Purchaser and Varlen) giving rise to any such condition, make it inadvisable to proceed with acceptance for payment or purchase of or payment for any Shares tendered or to proceed with the Merger.

    The foregoing conditions are for the sole benefit of Varlen and the Purchaser and may be asserted by Varlen and the Purchaser regardless of the circumstances giving rise to such condition, including (without limitation) any action or inaction by Varlen or the Purchaser, or may be waived by Varlen or the Purchaser in whole at any time or in part from time to time in their sole discretion. The failure by Varlen or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Any determination by Varlen or the Purchaser concerning any Event shall be final and binding upon all parties.

                                                                        ANNEX II
                                                      (TO ACQUISITION AGREEMENT)

                           COMPANY BOARD RESOLUTIONS

    RESOLVED, that the execution and delivery by any one or more of the officers of the Company, in the name and on behalf of the Company, of the Acquisition Agreement dated as of June 15, 1996 between (1) Varlen Corporation, a Delaware corporation ("Parent"), (2) BAS, Inc., a Virginia corporation ("Purchaser"), and
(3) the Company, in the form of the draft presented to the Board, with such changes, modifications, amendments, supplements and/or restatements thereto or thereof as the signing officer of Corporation (upon the advice of counsel) approves (collectively, "the Acquisition Agreement"), such approval to be conclusively evidenced by his signature to such agreement, and the consummation of the tender offer, merger and other transactions contemplated by the Acquisition Agreement, are hereby authorized and approved in all respects; and further

    RESOLVED, that the Board hereby determines that the terms of the tender offer, the merger and the Acquisition Agreement are fair to and in the best interests of the shareholders of the Company and recommends that the shareholders of the Company (1) accept the tender offer and tender their shares pursuant to the tender offer and (2) approve the merger (if such approval is required by Virginia law); and further

    RESOLVED, that the execution and delivery by any one or more of the officers of the Company, in the name and on behalf of the Company, of all documents, agreements and instruments which are referenced in, or contemplated by, the Acquisition Agreement, each in such form as the signing officers of the Company shall (upon the advice of counsel) deem to be necessary or advisable in order to carry into effect the tender offer, merger and other transactions contemplated by the Acquisition Agreement, the approval of each such signing officer to be conclusively evidenced by his signature to such documents, agreements and instruments, are hereby authorized and approved in all respects; and further

    RESOLVED, that, for the declared purpose of exempting Parent, Purchaser and their respective direct and indirect subsidiaries (each, a "Parent Person") and the tender offer, the merger and the other transactions contemplated by the Acquisition Agreement from (1) the restrictions and other provisions of Article 14, 13.1-725- 728 (Affiliated Transactions) of the Code of Virginia ("Article 14") and (2) the provisions of 13.1-730 of Article 15 (Dissenter's Rights) of the Code of Virginia, the following are hereby authorized and approved in all respects: (1) the Company engaging with any Parent Person in any transaction pursuant to the Acquisition Agreement which would constitute an "affiliated transaction" (within the meaning of Article 14), (2) the tender offer and plan of merger set forth in the Acquisition Agreement and (3) consummation of the tender offer, merger and other transactions contemplated by the Acquisition Agreement; and further

    RESOLVED, that, for the declared purpose of qualifying the transactions contemplated by the Acquisition Agreement as an "excepted acquisition", as that term is defined and used in Va. Code 13.1-728.1, the plan of merger set forth in the Acquisition Agreement and the tender offer, merger and other transactions contemplated by the Acquisition Agreement are hereby authorized and approved in all respects; and further

    RESOLVED, that, for the declared purpose of exempting each Parent Person and the tender offer, the merger and the other transactions contemplated by the Acquisition Agreement from the supermajority shareholder vote requirement set forth in Article I of the Articles of Incorporation, as amended, of the Company ("Article I"), any "business combination" within the meaning of Article I provided for in the Acquisition Agreement with any Parent Person is hereby authorized and approved in all respects; and further

    RESOLVED, that the officers of the Company are hereby severally authorized to do and to perform, or to cause to be done and performed, such other acts, and to execute and deliver, or to cause to be executed and delivered, such other documents, agreements and instruments (in each case in the name of the Company, on its behalf) as they, or any of them, shall (upon the advice of counsel) deem to be necessary or advisable in order to carry into effect the transactions contemplated by the foregoing resolutions, including but not limited to such acts, executions and deliveries to discharge obligations under, and to carry out and comply with, the terms and conditions set forth in, or contemplated by, all of the documents, agreements and instruments named in the foregoing resolutions.